EXHIBIT 99.1

CONTACT:	Michael H. McLamb	Brad Cohen 203/682-8211
	Chief Financial Officer	Tom Ryan 203/682-8200
	MarineMax, Inc.	Integrated Corporate Relations, Inc.
727/531-1700

MARINEMAX REPORTS FOURTH QUARTER AND FISCAL YEAR 2004
RESULTS

Fourth Quarter Highlights
- Same-store sales increased 8%, despite four hurricanes
- EPS of $0.48 exceeded revised guidance

Fiscal 2004 Highlights
- Same-store sales rose 21%
- Net income increased 34%
- Company maintains fiscal 2005 guidance

     CLEARWATER, FL, October 26, 2004 — MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced revenue and earnings for the fourth quarter and 2004 fiscal year.

     For the quarter ended September 30, 2004, revenue increased 12.3% to $183.3 million compared with $163.3 million for the comparable quarter last year. Despite the unprecedented occurrence of four hurricanes that impacted the company’s operations, fourth quarter same-store sales increased 8% following an 18% increase in the year ago quarter. Net income increased 5% to $8.0 million from net income of $7.6 million, in the comparable quarter last year. Earnings per diluted share remained constant at $0.48 due to additional dilution in the current period.

     For the fiscal year ended September 30, 2004, revenue increased 25% to $762.0 million compared with $607.5 million for fiscal 2003. Same-store sales increased 21% compared with a 6% gain last year. Net income increased 34% to $26.3 million, or $1.58 per diluted share, from net income of $19.7 million, or $1.26 per diluted share, in fiscal 2003.

     William H. McGill, Jr., Chairman, Chief Executive Officer and President, stated, “I am very pleased with our fourth quarter results. Despite the adverse effects of the four hurricanes that affected Florida, which represents about half of our company, and our other markets in the last two months of the quarter, we were able to deliver solid same-store sales growth and earnings. Faced with unusual adverse circumstances, our MarineMax team members exhibited exceptional performance. Our results are a testimony to both the strength of the MarineMax brand and the resiliency of our customers. Regardless of the obstacles, people want to enjoy the boating lifestyle that focuses on family and stress relief.”

     Mr. McGill continued, “Fiscal 2004 proved to be an outstanding year. Our strategy of broadening our products and services, together with our investments in our team, stores, and inventories, enabled us to capitalize on the improved economic conditions. Importantly, we continued to gain market share throughout the year.”

     Mr. McGill concluded, “As we look ahead, we expect a strong 2005 for MarineMax. We are poised with the best product line up we have ever had. Our inventory aging is in great shape which will allow us to capitalize on improving industry conditions. However, our near-term results may be affected by the lingering effects of the four hurricanes, causing our growth to be skewed toward the second half of the year. Boat docks and marinas will be under construction in the coming months, while the infrastructure for portions of Florida needs additional time to heal. Nevertheless, we remain confident that the MarineMax brand and highly customer-centric, full-service approach to “delivering the boating dream” will enable us to continue to further enhance our industry-leading position and create long-term stockholder value.”

     Based on current business conditions, retail trends and other factors, MarineMax is maintaining its previously announced fiscal 2005 guidance of $1.75 to $1.80 per diluted share.

About MarineMax

     Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Princecraft, Hatteras, Grady White, Ferretti Yachts, Custom Line, CRN, Pershing, Riva, Mochi Craft, Apreamare and Bertram, the Company sells new and used recreational boats and related marine products and provides yacht brokerage services. The Company currently operates 67 retail locations in Alabama, Arizona, California, Colorado, Delaware, Florida, Georgia, Maryland, Minnesota, Nevada, New Jersey, North Carolina, Ohio, South Carolina, Texas and Utah. MarineMax is a New York Stock Exchange-listed Company.

     Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the strength of our products and the performance of our team; our position in the boating market; our ability to continue long-term growth and increase stockholder value; and our earnings guidance for fiscal 2005. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to accomplish goals and strategies, the success of the acquisition program, synergies expected from acquisitions, anticipated revenue enhancements, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities Exchange Commission.

(table follows)

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited amounts in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenue	$183,305	$163,290	$762,009	$607,501
Cost of sales	130,206	117,118	573,616	459,729

Gross profit	53,099	46,172	188,393	147,772
Selling, general, and administrative expenses	38,584	32,849	139,470	113,299

Income from operations	14,515	13,323	48,923	34,473
Interest expense	1,633	939	6,499	2,471

Income before income taxes	12,882	12,384	42,424	32,002
Income tax provision	4,869	4,768	16,126	12,321

Net income	$8,013	$7,616	$26,298	$19,681

Basic net income per common share:	$0.51	$0.50	$1.69	$1.28

Diluted net income per common share:	$0.48	$0.48	$1.58	$1.26

Weighted average number of common shares used in computing net income per common share:
Basic	15,717,991	15,385,488	15,585,314	15,337,873

Diluted	16,717,805	15,950,257	16,666,107	15,671,470

(table follows)

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited amounts in thousands, except share and per share data)

	September 30, 2004	September 30, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,865	$10,508
Accounts receivable, net	26,188	21,757
Inventories, net	283,992	165,382
Prepaids and other current assets	5,966	4,127
Deferred tax assets	3,465	1,528

Total current assets	333,476	203,302
Property and equipment, net	84,507	71,899
Goodwill and other intangible assets, net	55,862	53,144
Other long-term assets	709	810

Total assets	$474,554	$329,155

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$55,841	$12,402
Customer deposits	15,917	9,924
Accrued expenses	17,820	14,629
Short-term borrowings	153,000	97,000
Current maturities of long-term debt	2,885	2,344

Total current liabilities	245,463	136,299
Deferred tax liabilities	8,918	6,801
Long-term debt, net of current maturities	23,352	19,999

Total liabilities	277,733	163,099
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued or outstanding at September 30, 2004 and 2003	—	—
Common stock, $.001 par value; 24,000,000 shares authorized, 15,711,012 and 15,401,686 shares issued and outstanding at September 30, 2004 and 2003, respectively	16	15
Additional paid-in capital	70,325	65,235
Retained earnings	127,098	100,806
Treasury Stock, at cost, 30,000 shares held at September 30, 2004	(618)	—

Total stockholders’ equity	196,821	166,056

Total liabilities and stockholders’ equity	$474,554	$329,155

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